EXHIBIT 99.1

Heritage Oaks Bancorp Reports Subsequent Events Impact to 2009 Earnings

PASO ROBLES, Calif., March 24, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company") (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported revised results for the quarter and year-ended December 31, 2009, reflecting a net loss of $3.4 million for the fourth quarter of 2009 or $0.48 per diluted common share.  This compares to the February 1, 2010 previously reported loss of $1.6 million or $0.25 per diluted common share for the same period. For all of 2009, the Company reported a net loss of approximately $7.0 million or $1.04 per diluted common share. This compares to the previously reported loss of $5.2 million or $0.81 per diluted common share for the same period. The increase in loss for both the quarter and year to date is due solely to accounting rules that apply when material subsequent events take place before the publication of audited financial statements. These events included the receipt of updated appraisals and evidence of other material information related to performing and non-performing loans and resulted in an increase to charge offs of approximately $4.5 million and additional loan loss provision of $3.0 million for the fourth quarter of 2009.

According to Lawrence P. Ward, President and Chief Executive Officer, "Significant judgment is required to arrive at conclusions as they pertain to meeting the reporting requirements of the accounting pronouncements that apply to subsequent event reporting. In the course of our analysis, it was determined that certain charge-offs in the amount of approximately $4.5 million that have occurred to date in 2010 due to the receipt of updated information prior to our filing Form 10-K, will be recognized in the financial statements of the fourth quarter of 2009.In conjunction with the charge offs, the Company will make an additional provision in the financial statements for the fourth quarter of 2009 for loan loss in the amount of $3 million. The difference between the amount charged off and the provision is due to the fact that a valuation allowance already existed at December 31, 2009 for certain of the credits that were subsequently charged-off. These charge offs were the result of receiving additional evidence of impairment on loans that were identified as problem credits."  Ward went on to say, "This becomes a timing issue since the Bank had recognized the losses in 2010 upon receipt of additional information."

The Company announced on March 12, 2010 that it closed its previously announced private placement of 52,088 shares of its Series B Mandatorily Convertible Adjustable Cumulative Perpetual Preferred Stock ("Series B Preferred Stock") and 1,189,538 shares of its Series C Convertible Perpetual Preferred Stock, raising gross proceeds of approximately $56.0 million. In addition, approximately $4.0 million was placed in escrow for a second closing of 4,072 shares of Series B Preferred Stock, pending receipt of regulatory approvals required for the particular investor purchasing such shares.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Additional Information

In connection with certain matters related to the Investments, the Company intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement with respect to the Shareholder Approvals.  The Company will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement with regards to certain matters related to the transaction described in Item 1.01 when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC's website at www.sec.gov or from the Company's website at www.heritageoaksbancorp.com.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of certain matters relating to the transaction described in Item 1.01. Investors may obtain additional information regarding the interest of Company's executive officers and directors in the contemplated transaction by reading the proxy statement regarding the matters related to the transaction described in Item 1.01 when it becomes available.

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          Margaret Torres, CFO
          805-369-5200